Exhibit 15.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

To the Board of Directors and Shareholders of

Alpha Technology Group Limited

CONSENT FOR REVIEW REPORT

We have reviewed. in accordance with the standards of the Public Company Accounting Oversight Board (United States). the unaudited interim financial information of Alpha Technology Group Limited and its subsidiaries (collectively the “Company”) as of March 31, 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity(deficit) and cash flows for the six months ended March 31, 2023, and the related notes (collectively referred to as the “interim financial statements). Because we did not perform an audit, we expressed no opinion on that information.

We also are aware that the afore mentioned report, pursuant to Rule 436(C) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Audit Alliance LLP
Audit Alliance LLP

Singapore

September 6, 2023